Exhibit 99.3
FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	TTM Technologies, Inc.	Guerrant Associates
	Steve Richards, Chief Financial Officer	Laura Guerrant
	(714) 241-0303	(808) 882-1467
	investor@ttmtech.com	lguerrant@guerrantir.com
TTM TECHNOLOGIES, INC. CLOSES $155 MILLION
CONVERTIBLE SENIOR NOTES OFFERING
Company to Host Conference Call to Discuss Closing
of Senior Convertible Note Offering
SANTA ANA, California — May 14, 2008 — TTM Technologies, Inc. (Nasdaq: TTMI) today announced the closing of its offering of $155 million aggregate principal amount of 3.25% Convertible Senior Notes due 2015 in an underwritten public offering.
Interest on the notes will be paid semiannually in arrears on May 15 and November 15 of each year at a rate of 3.25% per year. In certain circumstances, the notes will be convertible into cash up to their principal amount and into shares of TTM’s common stock with respect to any conversion value above their principal amount, initially at the rate of 62.6449 shares for each $1,000 of conversion value in excess of the principal amount of notes. Holders of the notes may require TTM to repurchase the notes for cash equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest, including additional interest, if any, upon the occurrence of a fundamental change.
In connection with the offering, TTM entered into convertible note hedge transactions and warrant transactions, which are intended to reduce the potential dilution to TTM’s common stockholders upon any conversion of the notes.
TTM has been advised that, in connection with the convertible note hedge transactions and warrant transactions, the counterparties to those transactions or their affiliates may enter into various derivative transactions with respect to TTM’s common stock concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of TTM’s common stock concurrently with or shortly after the pricing of the notes. The counterparties or their affiliates may also enter into or unwind various derivative transactions with respect to TTM’s common stock and purchase or sell TTM’s common stock in secondary market transactions following the pricing of the notes (and are likely to do so during any observation period relating to the conversion of a note).
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TTM used a portion of the net proceeds of the offering to repay in full its term loan under its senior credit facility and to pay the cost of the convertible note hedge transactions. This cost was partially offset by proceeds that TTM received from the sale of the warrants. TTM expects to use the remaining net proceeds from the offering for general corporate purposes, including potential acquisitions.
J.P. Morgan Securities Inc. and UBS Investment Bank acted as joint book-running managers for the offering. TTM has granted the underwriters the right to purchase up to an additional $20 million aggregate principal amount of the notes within 30 days solely to cover over-allotments. If the underwriters exercise their option to purchase additional notes, TTM expects to use a portion of the net proceeds from the sale of additional notes to enter into additional convertible note hedge transactions. TTM also expects to enter into additional warrant transactions, which would result in additional proceeds to TTM.
To Access the Live Web Cast/Conference Call
TTM will host a conference call to discuss the closing of the senior convertible notes offering on Thursday, May 15, 2008, at 10 a.m. Eastern Daylight Time (7 a.m. Pacific Daylight Time). To listen to the live web cast, log on to the TTM Technologies website at http://www.ttmtech.com. To access the live conference call, dial 303-262-2142 or 800-257-1836.
To Access a Replay of the Web Cast
A digital replay will be available on TTM Technologies’ website at http://www.ttmtech.com and will remain accessible for one week following the live event.
A telephone replay also will be available beginning two hours after the conclusion of the conference call until May 21, 2008. You may access the telephone replay by dialing 303-590-3000 or 800-405-2236 and entering confirmation code 11114314#.
Safe Harbor Statement
This press release contains forward-looking statements. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties, and assumptions. Other information on potential risk factors that could affect TTM, its business, and its financial results are detailed in the company’s periodic filings with the SEC, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” which can be found in TTM’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 7, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. TTM undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
About TTM
TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.
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